Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTARCIA THERAPEUTICS, INC.

Karling Alice Leung and James M. Ahlers hereby certify that:

ONE:                  The original name of this corporation was PHASEGAIN CLINICAL RESEARCH, INC. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 28, 1995.  The name of the corporation was changed to BIOMEDICINES, INC. by amendment of this Certificate of Incorporation on August 16, 1996. The name of the corporation was changed to INTARCIA THERAPEUTICS, INC. by amendment of this Certificate of Incorporation on September 23, 2004.

TWO:             They are the duly elected and acting President and Secretary, respectively, of INTARCIA THERAPEUTICS, INC., a Delaware corporation.

THREE:    The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I.

The name of this corporation is INTARCIA THERAPEUTICS, INC. (the “Corporation” or the “Company”).

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV.

A.                                    Authorized Capital Stock; Reverse Stock Split.

1.                                      Classes of Stock.  This Corporation is authorized to issue five hundred eleven million seven hundred eighty-six thousand eight hundred twenty-eight (511,786,828) shares of its capital stock, which shall be divided into two (2) classes known as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is three hundred million (300,000,000), par value $0.001 per share.  The total number of shares of Preferred Stock which this Corporation is authorized to issue is two hundred eleven million seven hundred eighty-six thousand eight hundred twenty-eight (211,786,828), par value $0.001 per share.

2.                                      Stock Split.  Effective upon the filing of this Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware each twelve (12) shares of Common Stock, $0.001 par value per share, that is then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, $0.001 par value per share, of the Corporation.  All shares of Common Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares.  For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s Board of Directors.

B.                                    Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series.  Two million (2,000,000) of the authorized shares of Preferred Stock are hereby designated Series A Preferred Stock (the “Series A Preferred”).  Five million three hundred sixty-eight thousand eight hundred eighty-eight (5,368,888) of the authorized shares of Preferred Stock are hereby designated Series B Preferred Stock (the “Series B Preferred”). Four million eight hundred thirty-four thousand six hundred six (4,834,606) of the authorized shares of Preferred Stock are hereby designated the Series C Preferred Stock (the “Series C Preferred”). Eighty-nine million five hundred eighty-three thousand three hundred thirty-four (89,583,334) of the authorized shares of Preferred Stock are hereby designated the Series D Preferred Stock (the “Series D Preferred”). One hundred ten million (110,000,000) of the authorized shares of Preferred Stock are hereby designated the Series E Preferred Stock (the “Series E Preferred”).  The Series A Preferred, the Series B Preferred, the Series C Preferred. the Series D Preferred and the Series E Preferred are hereinafter collectively referred to as the “Series Preferred Stock.”  The rights, preferences, privileges and restrictions granted to and imposed on the Series Preferred Stock are as set forth below in this Article IV(B).

3.                                      Dividend Provisions.

(a)                                  The holders of the Series E Preferred shall be entitled to receive dividends, when, as and if declared, out of any assets legally available therefor, prior and in preference to any declaration, payment or setting aside of any dividend or other distribution (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred (collectively, the “Prior Preferred”) or any other capital stock of the Company (together with the Prior Preferred, the “Junior Stock”), at the rate of $0.05 per share of Series E Preferred, per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares that occur after the  date of the filing of this Amendment). Such dividends shall not be cumulative.

(b)                                  Subject to the rights of the Series E Preferred and the rights of series of Preferred Stock that may from time to time come into existence, the holders of shares of Prior Preferred shall be entitled to receive dividends, when, as and if declared, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.08 per share of Series A Preferred, $0.20 per share of Series B Preferred, $0.71 per share of Series C Preferred and $0.04 per share of Series D Preferred, per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares that occur after the date of the filing of this Amendment).  Such dividends shall not be cumulative.

(c)                                  No dividends (other than those payable solely in the Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amounts set forth in Sections B.1(a) and (b) above on the Series E Preferred and the Prior Preferred, respectively, shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends have been declared but remain unpaid.

(d)                                  In the event dividends are paid on any share of Common Stock, in addition to the dividends set forth in Section B.1(a) and (b) above, an additional dividend shall be paid with respect to the outstanding shares of Series Preferred Stock in an amount equal per share (on an as if converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

4.                                      Liquidation Preference.

(a)                                  In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (a “Liquidation Event”), the holders of Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Junior Stock by reason of their ownership thereof, an amount equal to $0.51 for each outstanding share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares that occur after the date of the filing of this Amendment) (the “Series E Original Issue Price”) plus any declared but unpaid dividends on such shares (the “Series E Liquidation Preference”).  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred in proportion to the aggregate Series E Liquidation Preference otherwise payable to such holders.

(b)                                  In the event of any Liquidation Event, after payment in full of the Series E Liquidation Preference set forth in subparagraph (a) of this Section 2, the holders of Prior Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $1.00 for each outstanding share of Series A Preferred (the “Series A

Original Issue Price”), $2.25 for each outstanding share of Series B Preferred (the “Series B Original Issue Price”), $7.86 for each outstanding share of Series C Preferred (the “Series C Original Issue Price”) and $0.48 for each outstanding share of Series D Preferred (the “Series D Original Issue Price”) (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares that occur after the date of the filing of this Amendment) plus any declared but unpaid dividends on such shares.  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Prior Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of the Series E Preferred set forth in subparagraph (a) above and series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Prior Preferred in proportion to their aggregate liquidation preference amounts set forth in this Section 2(b).

(c)                                  Upon the completion of the distributions required by subparagraphs (a) and (b) of this Section 2, if assets remain in this Corporation, the holders of the Common Stock of this Corporation shall receive all of the remaining assets of this Corporation pro rata based on the number of shares of Common Stock held by each.

(d)                                  (i)                                    For purposes of this Section 2, a Liquidation Event shall be deemed to be occasioned by, or to include, (a) any consolidation or merger of this Corporation with or into any other corporation, person or other entity, or any other corporate reorganization in which the stockholders of this Corporation immediately prior to such consolidation, merger or reorganization own less than a majority of this Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which fifty percent (50%) or more of this Corporation’s voting power is transferred by the stockholders of this Corporation to any other corporation, person, group or other entity (an “Acquisition”); provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; and (b) a sale, lease or other disposition of all or substantially all of the assets of this Corporation (an “Asset Sale”) unless this Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for this Corporation’s acquisition or sale or otherwise), hold a majority of the voting power of the surviving or acquiring entity.

(ii)                                Notwithstanding subparagraphs (a) and (b) of this Section 2, solely for purposes of determining the amount each holder of shares of Series Preferred Stock is entitled to receive with respect to a Liquidation Event, the  holder of each share of each series of Series Preferred Stock shall be treated as if such holder had converted such holder’s shares of such series into shares of Common Stock at the then applicable Conversion Price immediately prior to the Liquidation Event if, as a result of an actual conversion of any series of Series Preferred Stock (including taking into account the operation of this subparagraph (d)(ii) with respect to all series of Series Preferred Stock), each holder of such series would receive (with respect to the shares of such series), in the aggregate, an amount greater than the amount that would be distributed to holders of such series (with respect to the shares of such series) if such holders had not converted such series of Series Preferred Stock into shares of Common Stock.  If holders of any series are treated as if they had converted shares of Series Preferred Stock into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Sections 2(a) and 2(b) in connection with such Liquidation Event that would otherwise be made to holders of such series of Series Preferred Stock.

(iii)                            This Corporation shall give each holder of record of Series Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(e)                                  In any of the events specified in Section 2(d), if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(i)                                    Securities not subject to investment letter or other similar restrictions on free marketability:

(A)                               If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(B)                               If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C)                               If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors irrespective of any accounting treatment; provided, however, in the event that such determination is not unanimous and the holders of the outstanding shares of Series Preferred Stock (or the outstanding shares of Common Stock into which such shares of Series Preferred Stock have been previously converted) have elected at least three (3) members of the directors of the Board of Directors as composed at the time of such determination, the Board of Directors shall be required to obtain from an independent firm an opinion opining as to the fairness of such determination.

(ii)                                The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors irrespective of any accounting treatment; provided, however, in the event that if the determination is not unanimous and the holders of the outstanding shares of Series Preferred Stock (or the outstanding shares of Common Stock into which such shares of Series Preferred Stock have been previously converted) have elected at least three (3) members of the directors of the Board of Directors as composed at the time of such determination, the Board of Directors shall be required to obtain from an independent firm an opinion opining as to the fairness of such determination.

(iii)                            In the event a transaction referenced in Section 2(d) is not treated in accordance with such section, the Corporation shall forthwith either:

(A)                               cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)                               cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(d)(iii) hereof.

5.                                      Conversion.  The holders of the Series Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Optional Conversion.  Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the Conversion Price applicable to such share in effect on the date the certificate is surrendered for conversion.  As of the date of the filing of this Amendment, the Conversion Price per share for the Series A Preferred shall be $6.72, the Conversion Price per share for the Series B Preferred shall be $9.00, the Conversion Price per share for the Series C Preferred shall be $19.20, the Conversion Price per share for the Series D Preferred shall be $5.76 and the Conversion Price per share for the Series E Preferred shall be $6.12; provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in Section 3(e).

(b)                                  Automatic Conversion.  Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversion Price immediately upon the earlier of (i)  the vote or written consent of the holders of a majority of the outstanding shares of Series Preferred Stock; or (ii) the closing of this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with aggregate gross proceeds to this Corporation of not less than thirty million dollars ($30,000,000), before deduction of underwriting commissions and underwriting expenses.

(c)                                  Special Mandatory Conversion.

(i)                                    For purposes of this Section 3(c), the following definitions shall apply:

(A)                               A “Dilutive Financing” shall mean the sale by the Corporation of shares of its Preferred Stock for the purpose of raising capital after the date of the filing of this Amendment at a price per share less than the Series E Original Issue Price in which shares are allocated by the Board of Directors of the Corporation to the holders of Series Preferred Stock.

(B)                               A “Non-participating Investor” shall mean any holder of Series Preferred Stock that is not a Participating Investor.

(C)                               “Non-participating Portion” shall mean, for a Participating Investor that purchases part, but not all of its Pro-Rata Portion of the Dilutive Financing, that percentage of such Participating Investor’s aggregate Series Preferred Stock holdings equal to the percentage of the Pro-Rata Portion that such Participating Investor fails to purchase of the Dilutive Financing allocated among each series of Series Preferred Stock held by such Participating Investor pro rata based on the number of shares of each series of Series Preferred Stock held by such Participating Investor, provided, however, that for purposes of determining whether affiliated Participating Investors have purchased their Pro Rata Portion, the shares purchased by affiliated Participating Investors shall be aggregated, provided that notice is provided to this Corporation of such affiliation and aggregation.

(D)          A “Participating Investor” shall mean any holder of Series Preferred Stock that, with respect any Dilutive Financing, has purchased some or all of its Pro-Rata Portion in such Dilutive Financing by payment to the Corporation in immediately available cash or through the cancellation or conversion of indebtedness owed by the Corporation to such holder on or before the closing date of such Dilutive Financing.

(E)                                 “Pro-Rata Portion” shall mean the ratio, the numerator of which is the number of shares of Common Stock into which the shares of Series Preferred Stock held by a holder of Series Preferred Stock are convertible, and the denominator of which is the total number of shares of Common Stock into which the shares of Series Preferred Stock held by all holders of Series Preferred Stock are convertible, in each case as of the date of the Dilutive Financing, multiplied by the total number of shares of the Dilutive Financing allocated to the holders of Series Preferred Stock by the Board of Directors of the Corporation.

(ii)           Each time the Corporation proposes to consummate a Dilutive Financing, it shall give each holder of Series Preferred Stock a written notice (the “Issuance Notice”) of its proposed Dilutive Financing, describing the general terms of the proposed Dilutive Financing, including the price and terms of such Dilutive Financing and each Series Preferred Stock holder’s Pro-Rata Portion.  Each holder of Series Preferred Stock shall, within fourteen (14) calendar days from the receipt of the Issuance Notice, provide written notice (the “Participation Response Notice”) to the Corporation that (i) such holder agrees to become a

Participating Investor with respect to such Dilutive Financing upon the terms specified in the Issuance Notice, or (ii) such holder shall be a Non-participating Investor with respect to such Dilutive Financing. If the Corporation does not receive a Participation Response Notice from a holder of Series Preferred Stock within such fourteen (14) day period, such holder shall be deemed to be a Non-participating Investor with respect to such Dilutive Financing.

(iii)         Effective immediately prior to the Dilutive Financing, all of the shares of Series Preferred Stock held by a Non-participating Investor shall, automatically and without any further action on the part of such Non-participating Investor, be converted into shares of Common Stock at the applicable Conversion Price that was in effect for the shares of Series Preferred Stock held by such Non-participating Investor immediately prior to the Dilutive Financing.

(iv)          In the event that a Participating Investor purchases some, but not all of its Pro-Rata Portion of the Dilutive Financing, the Non-participating Portion of such Participating Investor’s Series Preferred Stock shall, automatically and without any further action on the part of such holder, be converted into shares of Common Stock at the applicable Conversion Price that was in effect for the shares of Series Preferred Stock held by such holder immediately prior to the Dilutive Financing.

(v)            The Corporation shall not be obligated to issue a certificate evidencing shares of Common Stock issuable upon the conversion of shares of Series Preferred Stock held by a Non-participating Investor or the conversion of the Non-participating Portion of shares of Series Preferred Stock held by a Participating Investor, unless such Non-participating Investor or Participating Investor surrenders the certificate or certificates representing such Non-Participating Investor’s or Participating Investor’s shares of Series Preferred Stock converted pursuant to this Section 3(c), duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred Stock, or notifies the Corporation or its transfer agent that such certificate(s) has been lost, stolen or destroyed and executes an indemnification agreement satisfactory to the Corporation.  The Corporation shall, as soon as practicable thereafter or after such indemnification has been executed, issue and deliver at such office to such Non-participating Investor or Participating Investor, or to the nominee of such Non-participating Investor or Participating Investor, a certificate for the number of shares of Common Stock to which such Non-participating Investor or Participating Investor shall be entitled as aforesaid.  Notwithstanding the foregoing, the conversion of Series Preferred Stock held by a Non-participating Investor or the conversion of the Non-participating Portion of shares of Series Preferred Stock held by a Participating Investor pursuant to Section 3(c) hereof shall be deemed to have been made on the date of the Dilutive Financing and the person or persons entitled to receive the shares of Common Stock upon the conversion of Series Preferred Stock held by such Non-participating Investor or Participating Investor shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(vi)          The obligations of the holders of Series Preferred Stock under this Section 3(c) shall terminate immediately upon the earlier of (a) the closing of this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, or (b) an Acquisition.

(d)                                  Mechanics of Conversion.  Before any holder of Series Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the outstanding shares of Series Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless the certificates evidencing such shares of Series Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion will, unless otherwise designated by the holder tendering Series Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, and the person(s) entitled to receive the Common Stock issuable upon such conversion of such Series Preferred Stock shall not be deemed to have converted such Series Preferred Stock until immediately prior to the closing of such sale of securities.

(e)                                  Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                    If this Corporation shall issue, after the date of the filing of this Amendment, any Additional Stock (as defined in Section 3(e)(ii) below) without consideration or for a consideration per share less than the Conversion Price for a given series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price of such series of Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock deemed outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common

Stock deemed outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.  For purposes of the preceding sentence, the number of shares of Common Stock deemed outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which all outstanding securities convertible into Common Stock, either directly or through a series of conversions, could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise of all other rights and options outstanding on the day immediately preceding the given date.

However, no such adjustment shall be made in respect of shares deemed issued pursuant to Section 3(e)(i)(D) on account of options or other rights to purchase securities for cash (or the actual or deemed consideration therefor), except to the extent the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock which has given rise to the Conversion Price adjustment being calculated.

(A)                               No adjustment of the Conversion Price for the Series Preferred Stock shall be made in an amount less than One Cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.  Except to the limited extent provided for in subsections (D)(3) and (D)(4) of this Section 3(e)(i), no adjustment of such Conversion Price pursuant to this Section 3(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(B)                               In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(C)                               In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment; provided, however, in the event that the holders of the outstanding shares of Series Preferred Stock (or the outstanding shares of Common Stock into which such shares of Series Preferred Stock have been previously converted) have elected at least three (3) members of the directors of the Board of Directors as composed at the time of such determination, the Board of Directors shall be required to obtain from an independent firm an opinion opining as to the fairness of such determination.

(D)                               In the case of the issuance (whether before, on or after the date of the filing of this Amendment) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 3(e)(i) and Section 3(e)(ii):

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(e)(i)(C) and 3(e)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(e)(i)(C) and 3(e)(i)(D)).

(3)                                 In the event of any subsequent change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the appropriate series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                                 Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the appropriate series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                 The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(e)(i)(D)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsections 3(e)(i)(D)(3) or (4).

(ii)                                “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(e)(i)(D)) by this Corporation after the date of the filing of this Amendment other than:

(A)                               Common Stock issued pursuant to a transaction described in Section 3(e)(iii) hereof,

(B)                               Common Stock issuable or issued to employees, consultants or directors of this Corporation with the approval of the Board of Directors, or

(C)                               Common Stock issued or issuable (I) in a public offering before or in connection with which all outstanding shares of Series Preferred Stock will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such public offering; or

(D)                               Common Stock issued or issuable upon conversion of shares of Series Preferred Stock.

(iii)                            In the event this Corporation should at any time or from time to time after the date of the filing of this Amendment fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series Preferred Stock then outstanding shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)                               If the number of shares of Common Stock outstanding at any time after the date of the filing of this Amendment is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(f)                                    Other Distributions.  In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this

Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(e)(i)(D), then, in each such case for the purpose of this Section 3(f), the holders of the Series Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(g)                                 Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 and other than a Liquidation Event) provision shall be made so that the holders of the Series Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h)                                 No Impairment.  This Corporation will not, without the appropriate vote of the stockholders pursuant to the Delaware General Corporation Law and Section 5 hereof, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred Stock against impairment.

(i)                                    No Fractional Shares and Certificate as to Adjustments.

(i)                                    No fractional shares shall be issued upon the conversion of any share or shares of the Series Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional shares, this Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of the Common Stock (as determined in good faith by the Board of Directors) on the date of conversion.

(ii)                                Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 3, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Price for each series of Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of each Series Preferred Stock.

(j)                                    Notices of Record Date.  In the event of (i) any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or (ii) Liquidation Event, reorganization or recapitalization of the capital stock of this Corporation, this Corporation shall mail to each holder of Series Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such action, and the character of such action and amount of such dividend, distribution or right.

(k)                                Reservation of Stock Issuable Upon Conversion.  This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(l)                                    Notices.  Any notice required by the provisions of this Section 3 shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying first or second day delivery, with written verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of this Corporation.

6.                                      Voting Rights.

(a)                                  The holder of each share of Series Preferred Stock shall have the right to one vote for each share of Common Stock into which such shares of Series Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

(b)                                  The holders of the Series Preferred Stock, voting together as a single class on an as converted to Common Stock basis, shall be entitled to elect three (3) members of the Board of Directors at each stockholders’ meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.  All remaining directors of the Corporation shall be elected by the holders of a majority of the Series Preferred Stock and the holders of Common Stock, voting together as a single class on an as converted to Common Stock basis at each stockholders’ meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(c)                                  In the case of any vacancy in the office of a director elected by the holders of Series Preferred Stock in accordance with the provisions of Section 4(b) above, the holders of a majority of the Series Preferred Stock (on an as converted to Common Stock basis) shall elect a successor to serve for the unexpired term of the director whose office is vacant.  In the case of a vacancy of a director to be elected by the holders of the Series Preferred Stock and Common Stock voting together under Section 4(b), the holders of a majority of shares of the Series Preferred Stock and the Common Stock voting together (on an as converted to Common Stock basis) shall elect a successor to serve for the unexpired term of the director whose office is vacant. The provisions of Sections 4(b) and 4(c) shall terminate and be of no further force and effect at such time as less than twenty million (20,000,000) shares of Series Preferred Stock are outstanding.

7.                                      Protective Provisions.

(a)                                  Separate Vote of Each Series of Preferred Stock.  So long as any shares of a series of Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of such series of Preferred Stock effect any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including, without limitation, any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, rights, privileges, or restrictions of such series of Preferred Stock so as to affect them adversely in a manner different than any other series of Series Preferred Stock, whether such amendment, alteration, or repeal shall be by means of an amendment to the Company’s Certificate of Incorporation or by merger, consolidation or otherwise.

(b)                                  Separate Vote of Series Preferred.  So long as at least ten million (10,000,000) shares of Series Preferred Stock are outstanding, this Corporation shall not (by reclassification or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series Preferred Stock (voting together on an as converted to Common Stock basis):

(i)                                    Redeem, purchase, or otherwise acquire for value (or pay into or set aside for a sinking fund for such purposes) any share or shares of Preferred Stock (other than by conversion in accordance with Section B.3 hereof);

(ii)                                Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at no more than cost from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment;

(iii)                            Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series Preferred Stock with respect to any rights, preferences or privileges;

(iv)                               Effect any Acquisition or any Asset Sale;

(v)                                   Declare or pay dividends on or make any distribution on account of the Common Stock;

(vi)                               Increase or decrease (other than by conversion in accordance with Section B.3 hereof) the total number of authorized shares of Preferred Stock;

(vii)                           Alter or change the rights, preferences or privileges of the shares of Series Preferred Stock (including, but not limited to, by way of merger, consolidation, substitution, reclassification or otherwise);

(viii)                       Amend the Certificate of Incorporation in a manner adverse to the holders of the Series Preferred Stock; or

(ix)                              Amend the Company’s bylaws, unless approved by a majority of the members of the Board of Directors elected by the holders of the Series Preferred Stock.

8.                                      Status of Converted Stock.  In the event any shares of Series Preferred Stock shall be converted pursuant to Section B.3 of this Article IV, the shares so converted shall be cancelled and shall not be issuable by this Corporation.  The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C.                                    Common Stock.

1.                                      Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation Rights.  Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Section B.2 of this Article IV.

3.                                      Voting Rights.  The holder of each share of Common Stock shall have the right to one (1) vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V.

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

ARTICLE VI.

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII.

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

ARTICLE VIII.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX.

To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

Any repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE X.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

FOUR:          This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

FIVE:                 This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

IN WITNESS WHEREOF, Intarcia Therapeutics, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by Karling Alice Leung, its President, and attested by James M. Ahlers its Secretary, this      day of                      2005.

INTARCIA THERAPEUTICS, INC.

By:
Karling Alice Leung
President and Chief Executive Officer

ATTEST:

James M. Ahlers
Secretary